Exhibit 10.34
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of March 6, 2018, by and between Vyera Pharmaceuticals AG f/k/a Turing Pharmaceuticals AG, a stock corporation organized under the laws of Switzerland (“Seller”), and Seelos Therapeutics, Inc., a Delaware corporation (“Buyer”). Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns the Assets (as defined below) related to a product candidate known as TUR-002 (intranasal ketamine) (the “Product”); and

WHEREAS, Seller desires to sell, assign, transfer, convey and deliver to Buyer the Assets, and Buyer desires to purchase, acquire and accept from Seller all of Seller’s right, title and interest in and to the Assets, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS

1.1    Definitions.

In addition to the other capitalized terms defined herein, the following capitalized terms shall have the following respective meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means the possession by the applicable Person, directly or indirectly, of the power to direct or cause the direction of the management, policies and business affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Applicable Laws” means any and all applicable federal, state, local, municipal, provincial, territorial, foreign or other law, statute, constitution, principle of common law, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation (or similar provision have the force or effect of law), ruling, guidance, treaties or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Change in Control” means the occurrence of any of the following: (i) any Person or group of Persons acting in concert acquires, directly or indirectly, that percentage of the ownership interests of a Party or Person directly or indirectly controlling such Party (each, a “Target”) that represents a majority of the voting power of the Target; or (ii) any merger, consolidation or similar business combination of such Target into or with another Person as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity.

“Commercially Reasonable Efforts” means, with respect to the performance of development or commercialization activities concerning the Product, the carrying out of such activities using reasonable and diligent efforts and resources that a pharmaceutical company similar in size and scope to Buyer would typically devote to its co-lead product, and not less than the level of efforts that Buyer devotes to any other product; provided that, for the avoidance of doubt, whether any efforts constitute Commercially Reasonable Efforts shall be determined in light of regulatory considerations (including the likelihood of regulatory approval) and the market position and legal enforceability of the intellectual property rights related to the Product.

“Confidential Information” means any information that (i) in any way relates to a Party or Affiliate thereof, including its products, business, know-how, business strategies and technology and (ii) is furnished or disclosed to the other Party in connection with this Agreement, and is either identified as “confidential” (or words of similar import) upon such disclosure or is reasonably understood to be confidential due to the nature of the information and circumstances of disclosure; provided however, that the term “Confidential Information” shall not include any specific information that:

(A)    at the time of disclosure, is generally available to the public;

(B)    after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;

(C)    becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or

(D)    the recipient of which can demonstrate was developed by or for such recipient without the use of any of the Confidential Information of the disclosing Party or its Affiliates hereunder.

“Fundamental Representations” means, with respect to Seller, the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6 and Section 4.11, and with respect to Buyer, the representations and warranties contained in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.6.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Knowledge” with respect to Seller means the actual knowledge, after reasonable investigation, of [* * *], [* * *] and [* * *].

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable, and whether or not the same is required to be accrued on the financial statements of such Person.

“Liens” means any mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other encumbrances of any kind whatsoever, other than any such encumbrances disclosed on Schedule 1.1 attached hereto.

“Major Market” means any of the (a) the European Union (either in its entirety or including at least one of France, Germany or, if at the time the United Kingdom is a member of the European Union, the United Kingdom), (b) the United Kingdom, if at the time the United Kingdom is not a member of the European Union, (c) Japan or (d) the People’s Republic of China.

“Net Sales” means, with respect to the Product, the gross amount invoiced for sales of the Product by or on behalf of Buyer (including by Affiliates of Buyer, licensees of Buyer or Buyer’s Affiliates or such licensee’s sublicensees) to Third Parties worldwide, less the following deductions (to the extent such deductions are actually incurred and are reasonably necessary for sale of the Product), all in accordance with GAAP consistently applied, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts:

(i)    customary trade, cash and quantity discounts actually given;

(ii)    discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation,

* Confidential Treatment Requested

Medicaid or Medicare rebates, institutional rebates and other similar rebates or payments mandated by Governmental Authorities and rebates or other similar allowances given to managed health care organizations or pharmaceutical benefit managers;

(iii)    amounts repaid or credits or allowances actually given or made for rejection, defect, damaged goods, recall or return of any Product or for retroactive price reductions and billing errors;

(iv)    administrative fees paid to group purchasing organizations;

(v)    costs of shipping, forwarding, freight, warehousing, postage, insurance, and other transportation charges to the extent itemized in the total amount invoiced, as well as any fees for services, including inventory management fees, provided by wholesalers and warehousing chains directly allocable to the distribution of the Product, identified as such in the invoice of the Third Party; and

(vi)    sales or excise Taxes, tariffs or duties relating to the sale of the Product, identified as such in the invoice of the Third Party or corresponding government documentation.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of the Product between Buyer and its licensees and any of their respective Affiliates for resale to end users shall be excluded from the computation of Net Sales, but the subsequent resale of such Products to Third Party end users shall be included within the computation of Net Sales. For purposes of determining Net Sales, a sale or other disposition shall not include sales, transfers or dispositions of any Product for research or clinical purposes or as samples, where the transfer price is at or below manufacturing cost.

If the Product either (a) is sold in the form of a combination product containing the Product and one or more other products or services, or (b) is sold bundled with one or more other products or services (in either case (clause (a) or (b)), a “Combination Product”), the Net Sales of the Product shall be determined as follows: first, Buyer shall determine the actual Net Sales of such Combination Product (calculated using the conventions specified in this definition of Net Sales, as set forth above) and then (y) such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of the Product, if sold separately, and B is the total invoice price of the other products or services in the Combination Product, if sold separately, or (z) if the other product or services in the Combination Product are not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product (calculated using the conventions specified in this definition of Net Sales, as set forth above) by the fraction A/C where A is the invoice price of the Product, if sold separately, and C is the invoice price of the Combination Product; in each case of clause (y) or (z), in the same country as the Combination Product during the applicable reporting period or, if sales of the Product sold separately and the other products or services in the Combination Product did not occur or did not occur in the same country during the applicable reporting period, then the respective invoice prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product described above. If neither the Product nor any other product or service in the Combination Product is sold separately in the same country as the Combination Product, the adjustment to Net Sales shall be determined by Buyer and Seller in good faith to reasonably reflect the proportion of the Net Sales of such Combination Product that is attributable to the Product. In addition, the applicable deductions from the gross amount invoiced or otherwise charged by Buyer shall be allocated between the Product and the other products or services in the Combination Product in the same proportion.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means any individual, partnership, association, corporation, limited liability company, trust or other legal person, entity or Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party” means any Person other than a Party and such Party’s Affiliates.

“Transaction Documents” means this Agreement, the Bill of Sale (as defined below), the Assignment and Assumption Agreement (as defined below), the Transition Services Agreement (as defined below), the Assignment of Patents (as defined below), the Assignment of Trademarks (as defined below) and the Assignment of Copyrights (as defined below) and all other agreements, instruments, certificates and other documents executed and delivered in connection with the transactions contemplated by this Agreement.

“Weg Agreement” means, collectively, that certain (i) Exclusive License Agreement dated December 12, 2013 between Stuart Weg, MD and Retrophin, Inc., (ii) Consent to Assignment of Exclusive License Agreement dated December 11, 2014 by Stuart Weg, MD., and (iii) Amendment No.1 To Exclusive License Agreement dated March 21, 2017 with Stuart Weg, MD.

1.2    Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement and (e) the terms “include,” “includes” or “including,” shall be deemed to be followed by the words “without limitation” unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Article 2
PURCHASE AND SALE OF ASSETS

2.1    Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall irrevocably sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, free and clear of any and all Liens, all right, title and interest of Seller in and to the Product and all assets of Seller relating to the Product, wherever located, including, without limitation, the following assets (collectively, the “Assets”):

(a)    All intellectual property rights required for the Product, including, without limitation, any inventions, patents, copyrights, domains, domain names or trademarks and any applications or registrations with respect or related thereto and the IP Rights and the Proprietary Information, except for Proprietary Information which is generally useful to products or services other than the Product; provided that, with respect to any Proprietary Information which is generally useful to products or services other than the Product, Seller shall grant and hereby grants to Buyer, as of the Closing, and subject to and in consideration for Buyer’s satisfaction of the payment obligations set forth in Article 3, a non-exclusive, irrevocable, perpetual, transferable, sublicenseable license under any and all such Proprietary Information for only such use or purpose related to the Product;

(b)    All Investigational New Drug Applications, New Drug Applications or any foreign equivalents related to the Product and all other regulatory filings and documents related thereto;

(c)    All correspondence between Seller and the United States Food and Drug Administration (the “FDA”) or foreign equivalents related to the Product or any Investigational New Drug Applications, New Drug Applications or any foreign equivalents related to the Product;

(d)    All pre-clinical and clinical data related to the Product or any Investigational New Drug Applications, New Drug Applications or any foreign equivalents related to the Product;

(e)    All Active Pharmaceutical Ingredients, ingredients, supplies, formulations and related items, products and matter of or related to the Product;

(f)    The contracts listed on Exhibit B attached hereto for informational purposes (the “Related Documents”), monitoring reports, audits, safety reports and all other written or documented materials and communications related to each study that has been or is being conducted under any Investigational New Drug Applications, New Drug Applications or any foreign equivalents related to the Product, and all related rights to conduct clinical trials with respect to the Product;

(g)    The contracts listed on Exhibit A attached hereto (the “Assumed Contracts”);

(h)    Analytical and manufacturing methods and know-how owned, licensed or utilized by Seller in the development or manufacture of the Product and the design and packaging of the Product, including, without limitation, any trade secrets, know-how and confidential information related thereto;

(i)    Seller’s entire current inventory of, or related to, the Product, including all clinical trial material (the “Product Inventory”);

(j)    Any and all other documentation, records, data, information and materials pertaining to the Assets and all related businesses;

(k)    All Permits which are held by Seller and required for the ownership and use of the Assets;

(l)    All rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Product, whether arising by way of counterclaim or otherwise;

(m)    All of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Product; and

(n)    All goodwill and the going concern value of the Product.

2.2    Liabilities.

(a)    Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge only the Liabilities arising out of or relating to Buyer’s ownership, operation or use of the Assets from and after the Closing (including the obligations from and after the Closing under or related to the Assumed Contracts), but only to the extent that such Liabilities are required to be performed from and after the Closing and do not relate to any failure to perform, breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

(b)    Excluded Liabilities. Notwithstanding the provisions of Section 2.2(a) or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).

2.3    Transfer Taxes and Fees; Bulk Sales. Any and all sales, excise, use, transfer, value-added and similar Taxes, fees or duties assessed, imposed or incurred by reason of the sale by Seller and the purchase by Buyer of the Assets hereunder shall be paid by Seller (and not by Buyer), regardless of which Party against which such Taxes, fees or duties are assessed, imposed or incurred. Each of the Parties hereby waives compliance with the notification and all other requirements of the bulk sales laws in force in the jurisdiction in which such laws are applicable to the Assets or the transactions contemplated by this Agreement.

2.4    Procedures for Assets Not Transferable. With respect to any asset, property or right included in the Assets that is not assignable or transferable either by virtue of the provisions thereof or under applicable laws without the consent of any Person, and for which such consent is not obtained prior to the Closing, this Agreement shall not constitute an assignment or transfer thereof if an attempted assignment would constitute a breach thereof or be unlawful and, unless otherwise agreed between Buyer and Seller with respect to such Asset, Seller shall, at its expense, use its best efforts to obtain all such consents, as promptly as practicable after the Closing. If any such consent shall not be obtained or if any attempted assignment pursuant hereto would be ineffective, Buyer and Seller shall negotiate an agency arrangement in good faith in order to obtain for Buyer the net benefits of such Asset. Notwithstanding any provision in this Section 2.4 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(a)(iii) unless and until Buyer either provides a written waiver thereof.

Article 3
CONSIDERATION

Subject to the terms and conditions of this Agreement, Buyer will pay the following consideration to Seller for the transfer and conveyance of the Assets to Buyer in accordance with Article 2:

3.1    Upfront Payments.

(a)    At the Closing, Buyer shall pay to Seller a non-refundable amount in cash equal to $1,500,000, less $500,000 previously paid by Buyer to Seller pursuant to the “Exclusivity” provision of that certain TUR-002 Asset Purchase Summary of Terms and Conditions dated as of May 25, 2017 by and between the Parties, as amended (the “Closing Cash Consideration”) by wire transfer of immediately available funds; and

(b)    At the Closing, Buyer shall issue to Seller 155,384 shares of common stock of Buyer (“Common Stock”) (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), which represents $2,500,000 in shares of Common Stock based on a fully-diluted pre-money valuation of Buyer of $65,000,000 (the “Closing Share Consideration”).

3.2    Contingent Payments. Seller may be entitled to certain additional payments from Buyer after the Closing, subject to the terms and conditions of this Section 3.2.

(a)    Milestone Payments. Buyer shall pay, or cause to be paid, to Seller, each contingent payment described in this Section 3.2(a) upon the occurrence of the following corresponding events (each, a “Milestone”). With respect to the achievement of each Milestone set forth in this Section 3.2(a) Buyer shall provide written notice to Seller of such occurrence no later than ten Business Days after the occurrence thereof. Each contingent payment described in Sections 3.2(a)(i), 3.2(a)(ii), 3.2(a)(iii) or 3.2(a)(iv) shall be due within ten Business Days following the delivery by Buyer of a written notice of achievement of such Milestone pursuant to the preceding sentence. Each contingent payment described in Sections 3.2(a)(v), 3.2(a)(vi), 3.2(a)(vii), 3.2(a)(viii) or 3.2(a)(ix) shall be due within 45 days after the last day of the calendar quarter in which each such Milestone is achieved;

(i)    upon dosing of the first patient in a Phase III clinical trial for the Product, a one-time contingent payment of $3,500,000;

(ii)    upon approval by the FDA of a New Drug Application with respect to the Product (“U.S. Regulatory Approval”), a one-time contingent payment of $10,000,000;

(iii)    upon approval by the European Medicines Agency (the “EMA”) or an equivalent foreign Governmental Authority of the equivalent to a New Drug Application with respect to the Product in a Major Market, a one-time contingent payment of $5,000,000;

(iv)    upon approval by the EMA or an equivalent foreign Governmental Authority of the equivalent to a New Drug Application with respect to the Product in a second Major Market (for avoidance of doubt, any Major Market other than a Major Market for which Buyer was or is required to pay Seller pursuant to Section 3.2(a)(iii)), a one-time contingent payment of $2,500,000;

(v)    upon the achievement of $250,000,000 in cumulative Net Sales of the Product, a one-time contingent payment of $5,000,000;

(vi)    upon the achievement of $500,000,000 in cumulative Net Sales of the Product, a one-time contingent payment of $10,000,000;

(vii)    upon the achievement of $1,000,000,000 in cumulative Net Sales of the Product, a one-time contingent payment of $15,000,000;

(viii)    upon the achievement of $1,500,000,000 in cumulative Net Sales of the Product, a one-time contingent payment of $20,000,000; and

(ix)    upon the achievement of $2,000,000,000 in cumulative Net Sales of the Product, a one-time contingent payment of $25,000,000.

(b)    Royalty. Buyer shall pay to Seller royalties on Net Sales of the Product at a rate of [* * *]%. The royalties described in this Section 3.2(b) shall be payable each calendar quarter, within 45 days after the last day of such calendar quarter, commencing with the first calendar quarter following U.S. Regulatory Approval in which the Product is sold.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

4.1    Organization. Seller is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or incorporated. Seller has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted. Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on Seller or any of the Assets.

* Confidential Treatment Requested

4.2    Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party, and to perform its obligations hereunder and thereunder. Seller has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by Seller and are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

4.3    No Violation, Etc. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and the performance of Seller’s obligations hereunder and thereunder by Seller does not and will not (a) violate or conflict with any provision of the organizational documents of Seller, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any agreement, lease, instrument, obligation, understanding or arrangement, oral or written, to which Seller is a party or by which any of Seller’s properties or assets is subject, including the Assets, (c) violate any Applicable Laws to which Seller or any of its properties or assets are subject or (d) result in any Lien on the Assets. Without limiting the foregoing, Seller has not granted any right, Lien or other interest to any Third Party which would conflict with the conveyance of the Assets to Buyer.

4.4    No Consents and Approvals. No Permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any Governmental Authority or Third Party is or will be necessary in connection with the execution and delivery by Seller of this Agreement and the other Transaction Agreements to which it is a party or the performance by Seller of its obligations hereunder and thereunder, except where any Permit, consent, approval, authorization, notice, declaration, filing or registration so required has been obtained or made by Seller prior to or at the Closing.

4.5    Litigation. There is no Action pending against Seller or, to Seller’s Knowledge, threatened, with respect to the Assets or the transactions contemplated herein.

4.6    Title to Assets. Except as set forth under the Weg Agreement, (a) Seller (i) owns and holds, free and clear of all Liens, all right, title and interest in and to the Assets, (ii) has good, valid and marketable title to the Assets; (iii) has the exclusive right to use, sell, license or dispose of the Assets, and (iv) has the exclusive right to bring action for the infringement of any Assets, (b) from and after the Closing, Buyer will own the Assets free and clear of all Liens and (c) Seller is not obligated to make any payments to any Person with respect to the Assets, whether by way of royalties, fees or otherwise, which obligation would be transferred to Buyer by operation of law or otherwise.

4.7    Product Inventory. To Seller’s Knowledge, all of the Product Inventory meets the specifications therefor, are free from known defects and damage and are usable in the ordinary course.

4.8    Intellectual Property.

(a)    Exhibit C contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, and grants of a license or right to Seller with respect to any of the foregoing, owned or claimed to be owned by or licensed to Seller and related to or used in connection with the Product or the Assets (the “IP Rights”), all of which are included in the Assets. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of the IP Rights and all of the Seller’s proprietary information which is required for the IP Rights, which may include, without limitation, trade secrets, know-how, processes, discoveries, developments, designs, toolings, techniques, supplier lists, purchasing strategies, inventions, processes and confidential data (collectively, “Proprietary Information”). Seller has not sold, transferred, assigned, licensed or subjected to any Lien any IP Rights or Proprietary Information or any interest therein or entered into any agreement to do the foregoing.

(b)    To Seller’s Knowledge, no IP Rights or Proprietary Information is subject to any pending or threatened Action or other adverse claim of infringement by any other Person. To Seller’s Knowledge, no Actions or claims have been asserted or are threatened by any Person alleging that the use of the IP Rights by Seller infringes upon any of such Person’s intellectual property rights. To Seller’s Knowledge, there are no facts that would lead Seller to believe any other Person has infringed or otherwise misappropriated the IP Rights or the Proprietary Information.

(c)    The transactions contemplated by this Agreement will not violate or breach the terms of any license of intellectual property rights by Seller, or entitle any other party to any such license to terminate or modify it, or otherwise adversely affect Seller’s rights under it.

(d)    Subject to any necessary consents and to the terms of the Weg Agreement, after the Closing Buyer will be entitled to continue to use, practice and exercise rights in, all of the IP Rights to the same extent and in the same manner as Seller prior to Closing without financial obligation to any Person.

(e)    Following the Closing, neither Seller nor any of its Affiliates will retain or use any of the IP Rights or Proprietary Information except for the Proprietary Information which is generally useful to products or services other than the Product.

(f)    All current and former employees and consultants of Seller whose duties or responsibilities relate to the Assets have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of Seller. Each such Person has waived its non-assignable rights to any IP Rights created by it on behalf of Seller.

4.9    Contracts. True and complete copies of each of the Assumed Contracts listed on Exhibit A and Related Documents listed in Exhibit B have been provided to Buyer. The Assumed Contracts constitute all of the contracts to which Seller is a party that relate to the Assets and which after the Closing will be (on identical terms), legal, valid, binding, enforceable and in full force and effect in the form delivered to Buyer. Neither Seller nor, to Seller’s Knowledge, any other Person is in breach of or default under any Assumed Contract, and Seller has not received in writing or otherwise any claim or assertion that Seller is in material breach of or default under any Assumed Contract. No event has occurred or, based on facts presently known to exist, is reasonably anticipated, which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Assumed Contract. The execution and delivery of this Agreement or the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any change or modification of any of the rights or obligations of any party under or violate or result in a breach or event of default under or result in termination of, any of the Assumed Contracts.

4.10    Regulatory Filings. Seller has made all required registrations and filings with and submissions to all applicable Governmental Authorities relating to the Product or the Assets, including the IND. All such registrations, filings and submissions were in compliance in all material respects with all Applicable Laws and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Authorities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. Seller has delivered to Buyer copies of (a) all material reports of inspection observations, (b) all material establishment inspection reports, (c) all material warnings letters and (d) any other material documents received by Seller from the FDA or any other Governmental Authority relating to the Product or the Assets that assert ongoing material lack of compliance with any laws (including regulations promulgated by the FDA and any other Governmental Authorities) by Seller.

4.11    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.12    No Insolvency. Seller is not now insolvent and will not be rendered insolvent by the sale of the Assets. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

4.13    Investment Representations. Seller understands that the shares of Common Stock comprising the Closing Share Consideration (the “Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Seller also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Agreement. Seller hereby represents and warrants as follows:

(a)    Seller has substantial experience in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as Buyer so that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Seller can bear the economic risk of this investment indefinitely. Seller understands that, except as contemplated by the Registration Rights Agreement, Buyer has no present intention of registering the Shares or any shares of its capital stock. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Seller might propose.

(b)    Seller is acquiring the Shares for Seller’s own account for investment only, not as a nominee or agent, and not with a view towards their resale or distribution. Seller has no present intent of selling, granting any participation in, or otherwise distributing the Shares. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Seller has not been formed for the specific purpose of acquiring the Shares.

(c)    Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Neither Seller nor any of its officers, directors, employees, agents, stockholders or partners (i) has either directly or indirectly, including through a broker or finder, engaged in any general solicitation, (ii) has either directly or indirectly, including through a broker or finder, published any advertisement in connection with the offer and sale of the Shares, or (iii) is aware of any publication of any advertisement in connection with the transactions contemplated in this Agreement.

(d)    Seller represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e)    Seller has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with directors, officers and management of Buyer and has had the opportunity to review Buyer’s operations and facilities. Seller has also had the opportunity to ask questions of, receive answers from and obtain additional information from (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) Buyer and its management regarding the terms and conditions of this investment.

(f)    Seller understands that, except as contemplated by the Registration Rights Agreement, the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller acknowledges and agrees that, except as contemplated by the Registration Rights Agreement, the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(g)    Seller understands that no public market now exists for the Shares, and that Buyer has made no assurances that a public market will ever exist for the Shares.

(h)    The residency of Seller (or in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the signature pages hereto. If Seller is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Buyer’s offer and sale and Seller’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Seller’s jurisdiction.

(i)    Neither (i) Seller; nor (ii) any of such Seller’s directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, is subject to any of Disqualification Events, except for Disqualification Events covered by Rule 506(d)(2)(ii), or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing Date in writing in reasonable detail to Buyer.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

5.1    Organization. Buyer is a business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed or incorporated. Buyer has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted. Buyer is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on Buyer.

5.2    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Buyer has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and are the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3    No Violation, Etc. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder does not and will not (a) violate or conflict with any provision of the organizational documents of Buyer, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any agreement, lease, instrument, obligation, understanding or arrangement, oral or written, to which Buyer is a party or by which any of Buyer’s properties or assets is subject or (c) violate any Applicable Laws to which Buyer or any of its properties or assets are subject.

5.4    No Consents and Approvals. No Permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any Governmental Authority or Third Party is or will be necessary in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder.

5.5    Litigation. There is no Action pending against Buyer or, to Buyer’s knowledge, threatened, with respect to the transactions contemplated herein.

5.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Article 6
COVENANTS

6.1    Conduct Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall operate the Assets in the ordinary course of business consistent with past practice, and shall not grant any Liens on any of the Assets or otherwise permit the Assets to become subject to any Liens.

6.2    Notices of Certain Events.

(a)    Each Party shall promptly (and in no event more than three Business Days after such Party becomes aware) notify the other Party of any notice or other communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, and (ii) any Governmental Authority or Third Party in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents; and

(b)    Each Party shall promptly (and in no event more than three Business Days after such Party becomes aware) notify the other Party of such Party’s material breach of any obligation, representation, warranty or covenant under this Agreement or any of the other Transaction Documents, or any fact that would cause any representation or other fact contained in this Agreement or any of the other Transaction Documents to be materially inaccurate or materially misleading.

6.3    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties will use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws for it to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements, including without limitation the execution and delivery of certificates, agreements and other documents as the other Party may reasonably request.

6.4    Weg Agreement Royalties. Buyer shall be solely and exclusively liable and responsible for all royalty and related obligations payable under the Weg Agreement (each, a “Weg Royalty Obligation”).

Article 7
CLOSING

7.1    Closing. The consummation of the transactions contemplated herein (the “Closing”) will take place on the 45th day following the execution and delivery of this Agreement at the offices of Paul Hastings LLP, 1117 S. California Avenue, Palo Alto, CA 94304, or at such other time and place as mutually agreed to by Buyer and Seller. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

7.2    Closing Conditions.

(a)    Conditions of Buyer. Notwithstanding any other provision of this Agreement, the obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Buyer in its sole discretion:

(i)    Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date as though made as of the Closing Date, and Seller shall have performed or complied with all obligations, conditions and covenants required to be performed by it under this Agreement prior to the Closing Date;

(ii)    Buyer shall have received from Seller a closing certificate, in a form reasonably satisfactory to Buyer, signed by an executive officer of Seller and dated as of the Closing Date, certifying each of the matters set forth in Section 7.2(a)(i);

(iii)    Buyer shall have received evidence, to Buyer’s satisfaction, that Seller has received the consents and waivers listed on Exhibit D;

(iv)    Buyer shall have received a Bill of Sale, executed by Seller and dated as of the Closing Date, in the form of Exhibit E hereto (the “Bill of Sale”);

(v)    Buyer shall have received an Assignment and Assumption Agreement, executed by Seller and dated as of the Closing Date, in the form of Exhibit F hereto (the “Assignment and Assumption Agreement”);

(vi)    Buyer shall have received a Transition Services Agreement, executed by Seller and dated as of the Closing Date, in the form of Exhibit G hereto (the “Transition Services Agreement”);

(vii)    Buyer shall have received an Assignment of Patents, executed by Seller and dated as of the Closing Date, in the form of Exhibit H hereto (the “Assignment of Patents”);

(viii)    Buyer shall have received an Assignment of Trademarks, executed by Seller and dated as of the Closing Date, in the form of Exhibit I hereto (the “Assignment of Trademarks”);

(ix)    Buyer shall have received an Assignment of Copyrights, executed by Seller and dated as of the Closing Date, in the form of Exhibit J hereto (the “Assignment of Copyrights”);

(x)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, duly executed by Seller;

(xi)    Buyer shall have received a Registration Rights Agreement, executed by Seller and dated as of the Closing Date, in the form of Exhibit K hereto (the “Registration Rights Agreement”); and

(xii)    The proposed reverse merger (the “Merger”) to be effected with the Company and [* * *] (“[* * *]”) shall have closed.

(xiii)    All consents, approvals, orders or authorizations of any Person required in connection with the execution, delivery or performance of this Agreement, as set forth on Schedule 7.2(a)(xii), shall have been obtained and shall be in full force and effect, in each case in form and substance reasonably satisfactory to Buyer.

(b)    Conditions of Seller. Notwithstanding any other provision of this Agreement, the obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Seller in its sole discretion:

(i)    Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct, in all material respects, as of the date hereof and as of the Closing Date as though made as of the Closing Date, and Buyer shall have performed or complied with all obligations, conditions and covenants required to be performed by it under this Agreement prior to the Closing Date;

(ii)    Seller shall have received from Buyer a closing certificate, in a form reasonably satisfactory to Seller, signed by an executive officer of Buyer and dated as of the Closing Date, certifying each of the matters set forth in Section 7.2(b)(i);

(iii)    Seller shall have received the Closing Cash Consideration;

(iv)    Seller shall have received the Closing Share Consideration;

* Confidential Treatment Requested

(v)    Seller shall have received the Assignment and Assumption Agreement, executed by Buyer and dated as of the Closing Date;

(vi)    Seller shall have received the Registration Rights Agreement, executed by Buyer and dated as of the Closing Date;

(vii)    Seller shall have received the Transition Services Agreement, executed by Buyer and dated as of the Closing Date;

(viii)    The Merger shall have closed; and

(ix)    Seller shall receive all rights granted to other holders of Common Stock.

Article 8
POST-CLOSING COVENANTS AND AGREEMENTS

8.1    Additional Deliveries. For no additional consideration, from time to time, on and after the Closing Date, at Buyer’s reasonable request, Seller shall execute and deliver such additional or confirmatory instruments, documents of conveyance, endorsements, assignments and acknowledgments as are necessary to evidence or vest in Buyer sole, exclusive, valid and marketable title in and to the Assets (subject to the terms of the licenses and contracts disclosed to Buyer).

8.2    Commercialization. From and after the Closing, Buyer shall use Commercially Reasonable Efforts to seek U.S. Regulatory Approval and commercialize the Product. If Buyer receives regulatory approval to commence a Phase III clinical trial for the Product, (the “Commercialization Condition”), Buyer shall commence a Phase III clinical trial for the Product by the date that is 18 months after the Closing Date. If the Commercialization Condition is met and Buyer does not commence a Phase III clinical trial for the Product by the date that is 18 months after the Closing Date (which period shall be tolled and extended if such approval has been revoked, terminated or suspended as long as Buyer continues to use Commercially Reasonable Efforts to reinstate such approval), then Seller may elect (by notice to Buyer) to require Buyer to return all Assets and any related regulatory approvals, Confidential Information, data, studies, drug product, intellectual property including, without limitation, patents and patent applications (the “Reverted Assets”) and Assumed Liabilities to Seller for no consideration other than the acceptance by Seller of the Assumed Liabilities. In the event Seller makes such election (i) Buyer shall, unless prohibited by law, rule or regulation, use Commercially Reasonable Efforts to take all action necessary or advisable (including obtaining consents and approvals as reasonably requested) as soon as practicable to transfer the Reverted Assets and the Assumed Liabilities to Seller, (ii) Seller shall use Commercially Reasonable Efforts to take all action necessary or advisable (including obtaining consents and approvals as reasonably requested) as soon as practicable to accept the Reverted Assets and the Assumed Liabilities and (iii) immediately upon such election, this Agreement shall terminate, except with respect to (a) this Section 8.2 (Commercialization), (b) Section 8.6 (Confidentiality), (c) Article 10 (Miscellaneous) and (d) any breaches of this Agreement by either Party occurring prior thereto.

8.3    Non-Competition. For a period of 24 months following the Closing, Seller shall not and shall not permit any of its controlled Affiliates to directly or indirectly (a) acquire, develop, manufacture, sell or market any products containing the Product as the primary active pharmaceutical ingredient (the “Restricted Business”), (b) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (c) intentionally cause, induce or encourage any material client, customer, supplier or licensor of Buyer with respect to the Product (including any existing or former client or customer of Seller and any Person that becomes a client or customer of Buyer after the Closing), or any other Person who has a material business relationship with Buyer relating to the Product or the Assets, to terminate or modify any such relationship; provided however, that this Section 8.3 (Non-Competition) shall not apply with respect to ownership of up to one percent of the issued voting securities of any company listed on any registered securities exchange.

8.4    Resale of the Assets. If at any time after the Closing Date, Buyer sells, directly or indirectly (including as a result of a Change in Control), all or substantially all of the Assets to a third party in one transaction or a series of related transactions, including in connection with a sale of any or all of the assets of Buyer (an “Asset Resale”), then, within 60 days of the closing of the Asset Resale, Buyer shall pay to Seller an amount equal to 4.0% of the net proceeds actually received by Buyer as an upfront payment for the sale of the Assets in the Asset Resale (including for this purpose, within 60 days after receipt thereof any contingent consideration, installment payments, earn outs or similar payments) (the “Resale Payment”) in cash by wire transfer of immediately available funds; provided that if Buyer receives securities or other non-cash consideration in the Asset Resale, then the Resale Payment shall be paid by Buyer to Seller in a form of cash, securities or other non-cash consideration, as applicable, as is proportional to the form of payment received by Buyer for the resale of the Assets in the Asset Resale; provided further, that in the event of an indirect Asset Resale (including as a result of a Change in Control), the Resale Payment shall reflect the fair market value of the Assets as determined by a mutually agreed upon valuation firm (the costs of which shall be borne 50% by each of Buyer and Seller); and further provided, that if any portion of the net proceeds is placed into escrow or subject to a holdback, any portion of the Resale Payment attributable to such funds placed in escrow or subject to a holdback, as applicable, shall instead be payable to Seller within 60 days of the release of such funds from escrow or termination of the holdback with respect to such funds, as applicable.

8.5    Reports; Recordkeeping and Audit.

(a)    Royalty Reports. Within 30 days after the end of each calendar quarter in which a royalty payment under Section 3.2(b) is required to be made, Buyer shall send to Seller a report of Net Sales of the Product, which report sets forth for such calendar quarter the following information: (i) total Net Sales, (ii) total gross sales of the Product, (iii) the quantity of Product sold, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due.

(b)    Recordkeeping and Audit. Buyer shall keep complete and accurate production and accounting records relating to Net Sales of the Product and the calculation of royalties payable under Section 3.2(b). Following the first calendar quarter in which Buyer is required to make a royalty payment under Section 3.2(b), upon at least twenty (20) days’ advance notice, Seller shall be entitled to audit such records through an internationally recognized independent accounting firm selected by Seller and approved by Buyer in writing, during

Buyer’s normal business hours, to determine Buyer’s compliance with the provisions of Section 3.2(b). Buyer shall reimburse Seller one hundred percent (100%) of any unpaid royalties resulting from any noncompliance discovered by such independent accounting firm as a result of any such audit. Such audits shall be at Seller’s expense, shall cover sales made in any calendar year ending not more than three years before the date of such request to audit and only those periods that have not been subject to a prior audit and shall occur no more than once annually, except that in the case of any underpayment exceeding five percent (5%) of the amount actually paid: (i) Buyer shall reimburse Seller for the cost of such audit; and (ii) Seller shall be entitled to conduct additional quarterly audits on the conditions set forth above, at Buyer’s expense, until any such audit demonstrates that Buyer is in compliance with its obligations.

8.6    Confidentiality. Each Party will treat as confidential the Confidential Information of the other Party, and will take all commercially reasonable precautions to ensure the confidentiality of such Confidential Information. Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Laws, and except for one copy of such information to be retained by such Party solely to enable it to assess its compliance with the confidentiality provisions of this Section 8.6. From the date hereof through the period ending ten (10) years after the Closing Date, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of Confidential Information of the other Party to any employee, consultant or advisor shall ensure that such Person is bound in writing to observe the confidentiality of such Party’s Confidential Information on terms no less restrictive than those contained herein. The obligations of confidentiality shall not apply to Confidential Information that the receiving Party is required by law or regulation to disclose; provided however, that the receiving Party shall so notify the disclosing Party of its intent and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the Confidential Information. Seller hereby acknowledges and agrees that any information that is Confidential Information of Seller prior to the Closing that is included in the Assets shall be Buyer’s Confidential Information from and after the Closing.

Article 9
INDEMNIFICATION

9.1    Survival. Except as expressly set forth herein, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of 18 months following the Closing, at which time such representations and warranties shall expire. Notwithstanding the foregoing, the representations and warranties contained in Section 4.8 shall survive until 30 months after the Closing and the Fundamental Representations shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, at which time such representations and warranties shall expire. All covenants and obligations of the Parties contained herein or in any documents, certificate or instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and continue in full force until performed in accordance with their terms.

9.2    Indemnification.

(a)    Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers and employees from and against all actual, out-of-pocket claims, actions, obligations, awards, judgments, fines, penalties, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”) arising from or related to:

(i)    Any inaccuracy in or breach of any of the representations and warranties of Seller contained in this Agreement or any of the other Transaction Documents to which it is a party;

(ii)    Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the other Transaction Documents to which it is a party;

(iii)    Any Excluded Liability; and

(iv)    Any claim related to the Assets based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

(b)    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or related to:

(i)    Any inaccuracy in or breach of any of the representations and warranties of Buyer contained in this Agreement or any of the other Transaction Documents to which it is a party;

(ii)    Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the other Transaction Documents to which it is a party; and

(iii)    Any Assumed Liability.

(c)    Limitations on Indemnification. The indemnification provided for in this Article 9 shall be subject to the following limitations:

(i)    The aggregate Liability of Seller for Losses under Section 9.2(a)(i) or Buyer under Section 9.2(b)(i), in each case, shall not exceed $600,000; provided that such limitations shall not apply to (A) any claim related to fraud, intentional misrepresentation or willful misconduct by a Person entitled to indemnification hereunder or (B) any claim of a breach of any Fundamental Representation;

(ii)    Except for any claim related to fraud, intentional misrepresentation or willful misconduct by a Person entitled to indemnification hereunder, the aggregate Liability of a Party for Losses, shall not, in the aggregate, exceed the value of all amounts actually paid by Buyer to Seller pursuant to this Agreement whether in cash, stock or other consideration (in the case of any stock or other consideration, such stock or other consideration shall be valued at the higher of (x) the fair market value as of the day such stock or other consideration was received by Seller and (y) the fair market value as of the day that the event causing such indemnification obligation occurred); and

(iii)    In no event shall any Party be entitled to recover for any amounts in respect of special, consequential, lost profit, diminution in value or punitive damages; provided, however, that the foregoing shall not apply to the extent any such damages are awarded in a proceeding brought or asserted by a third party against any Party.

9.3    Indemnification Procedures.

(a)    If a Party (the “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any claim or action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which the other Party (the “Indemnifying Party”) is obligated to provide indemnification, the Indemnified Party shall promptly (and in any event within 60 days) notify the Indemnifying Party in writing of the Indemnifiable Claim; provided that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.

(b)    The Indemnifying Party shall undertake, conduct and control, through counsel of its own choosing the settlement or defense of any Indemnifiable Claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided further that (i) the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld if the settlement involves only the payment of money and no admission of liability.

9.4    Effect of Investigation. The Indemnified Party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the Indemnifying Party contained herein will not be affected by any investigation conducted by the Indemnified Party with respect to, or any knowledge acquired by the Indemnified Party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.5    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud, intentional misrepresentation or willful misconduct, and except for equitable remedies, the indemnification provided for in this Article 9 will be the sole and exclusive remedy of the Parties, whether in contract, tort or otherwise, for any and all claims of inaccuracy in or breach of any representation, warranty, covenant or agreement of the Parties set forth in this Agreement.

Article 10
MISCELLANEOUS

10.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.2    Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

10.3    Exhibits; Schedules. The Exhibits and Schedules referenced herein and attached hereto are incorporated into this Agreement by reference.

10.4    Governing Law; Forum. This Agreement and the relationship of the Parties shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York. Any disputes relating to the transactions contemplated by this Agreement shall be heard in the State and Federal courts located in the County of New York in the State of New York.

10.5    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer this Agreement to (a) an Affiliate or (b) a Third Party in connection with the sale or transfer of the business to which this Agreement relates; provided that such Third Party expressly agrees to be bound by and accept the obligations of the assigning Party under this Agreement; provided further that the assigning Party shall notify the other Party of any such permitted assignment within ten (10) days of such assignment; and provided further that such assigning Party shall remain liable for all payment and indemnification obligations pursuant to this Agreement in the event that the assignee defaults with respect to such obligations.

10.6    No Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other Person.

10.7    Notices. All notices required to be given hereunder shall be in writing and shall be given by personal delivery, by an internationally recognized overnight carrier, by registered or certified mail, postage prepaid with return receipt requested or by electronic mail. All notices hereunder shall be addressed as follows:

If to Seller, to:	Vyera Pharmaceuticals AG
600 Third Avenue, 10th Floor
New York, New York 10016
Attention: Legal Department
E-mail: legal@vyera.com

With a copy (which shall not constitute notice) to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts
Attention: David Halstead, Esq.
E-mail: dhalstead@foleyhoag.com

If to Buyer, to:
Seelos Therapeutics, Inc.
209 Lukes Wood Road
New Canaan, CT 06840
Attention: Raj Mehra
E-mail: Raj. Mehra@Seelostx.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California
Attention: Jeffrey Hartlin, Esq.
E-Mail: jeffhartlin@paulhastings.com

Either Party may, by notice to the other Parties given in the form specified in this Section 10.7, change the address to which such notices are to be given. Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via overnight courier shall be deemed received three (3) Business Days following sending; and notices mailed shall be deemed communicated as of seven (7) Business Days after mailing.

10.8    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.9    No Implied Waiver. No failure or delay on the part of any Party to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The waiver by any Party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. Except as otherwise specifically provided herein, all rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies provided by law.

10.10    Amendments. Any amendment, modification or waiver of this Agreement shall only be valid if made in writing and signed by each of the Parties.

10.11    Expenses. Except as expressly set forth herein, each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

10.12    Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller and Buyer.

10.13    Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, and to thereafter cause the transaction contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement in the County of New York in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof.

10.14    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first written above.

SELLER:

VYERA PHARMACEUTICALS AG

By: /s/ Kevin P. Mulleady
Name: Kevin P. Mulleady
Title: CEO

BUYER:

SEELOS THERAPEUTICS, INC.

By: /s/ Raj Mehra

Name:	Raj Mehra

Title:	CEO